Exhibit 99.1

Press Release	Teeka Tan Products, Inc

TEEKA TAN PRODUCTS, INC. OFFICERS AGREE TO CONVERT ACRUED SALARIES TO COMMON STOCK.

Boca Raton, Fl. (Business Wire) - March 9, 2007. (OTC: BB: TKAT) announced today that its President/CEO and its COO have converted their accrued salaries in the amount of $270,833.00 into shares of the Company’s restricted common stock at the current market price of .05 per share.

“Once again, the Officers of Teeka Tan Products have reiterated their commitment to growth by converting their accrued salaries into the Company’s shares. We feel this further exemplifies our commitment to grow and expand the Teeka Tan brand”, stated Brian S. John, President

Teeka Tan Products markets and distributes Teeka Tan Suncare Products, a broad line of high quality, value-priced sun care products which are sold to drug stores, supermarkets, surf shops, gift shops, distributors and other retail outlets in the United States and internationally. All of the company’s sun care formulations are registered with the FDA and comply with FDA labeling standards. The Company also distributes Safe Sea exclusively in the United States, the Caribbean and Mexico. Safe Sea is the only Suncare product on the market that protects against and inhibits jellyfish and sea lice “stings” through a unique 5-step process. With 4 patents granted and approved for the jellyfish sting inhibitor, Safe Sea has been sold worldwide in the US, England, Spain, France, Sweden, Philippines, Taiwan, Japan since 2001. For more information on our Suncare Products or our Company please visit our website at www.TeekaTan.com.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by such terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These factors include, but are not limited to, Teeka Tan Products, Inc.’s ability to develop brand recognition and distributor relationships for its products, execute its business strategy in a very competitive environment, its lack of financial resources, risks related to market acceptance and demand for its products and its ability to successfully develop and market innovative products such as a sunscreen formulation containing a chemical shark repellant and liabilities related to product performance. Teeka Tan Products, Inc.’s future results may also be impacted by other risk factors listed from time to time in its filings with the SEC. Most of these factors are difficult to predict accurately and are generally beyond the company’s control. Forward-looking statements speak only as to the date they are made and Teeka Tan Products, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made

For Further Information:

Rich Miller

Phone 877-647-2367

Fax: 561-989-0069